Exhibit 6.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is made as of November 1, 2020 (the “Effective Date”), between Aero Clean Technologies, LLC (“Company”), and Jason DiBona (“Executive”).

WHEREAS, Company wishes to employ Executive to serve as its Chief Executive Officer, and Executive desires to be employed by Company on the terms contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.             Title and Duties. Subject to the terms and conditions of this Agreement, Executive’s position with Company shall be Chief Executive Officer (“CEO”), reporting to Company’s Board of Directors (the “Board”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as reasonably determined by the Board in its sole discretion. While serving as CEO hereunder, Executive shall devote substantially all of Executive’s business time and energies to the business and affairs of Company and shall be subject to, and shall comply in all material respects with, the policies of Company applicable to Executive.

2.             Term; Termination.

(a)           Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”). Executive’s employment with Company will be on an “at-will” basis, which means that Executive’s employment is terminable by either Company or Executive at any time for any reason or no reason, with or without Cause, subject to the provisions of Section 2 hereof.

(b)           Termination by Company. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment hereunder as follows:

(i)            For Cause. Company may terminate Executive’s employment for Cause (as defined below) by written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company, provided that if Executive has cured the circumstances giving rise to Cause (as such cure right may be applicable pursuant to the terms and conditions set forth below) then such termination shall not be effective.

(ii)           Without Cause. Company may terminate Executive’s employment without Cause, by written notice by Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company.

For the purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Executive’s willful failure or refusal to comply with lawful directions of the Board, which failure or refusal continues for more than five (5) business days after written notice is given to Executive; (iii) material breach by Executive of a material written Company policy or under this Agreement, provided Executive does not cure such breach within five (5) business days after receiving written notice of the alleged breach; or (iv) misconduct by Executive that materially damages the Company or any of its affiliates. Except in the case of (ii) above, it is not necessary that the Company’s finding of Cause occur prior to Executive’s termination of service.

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(c)           Termination by Executive. Notwithstanding anything else contained in this Agreement, Executive may terminate Executive’s employment hereunder as follows:

(i)            Without Good Reason. Executive may terminate Executive’s employment at any time without Good Reason by written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice; or

(ii)            For Good Reason following a Change of Control. Executive may terminate Executive’s employment for Good Reason (as defined in Section 4(c) below) following a Change of Control (as defined in Section 4(c) below) in compliance with the procedures contained in the definition of Good Reason.

(d)           Termination Due to Death or Disability. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment due to Executive’s death or Disability (as defined below) by written notice, which termination shall be effective on the date of such notice or such later date as specified in writing by Company. For purposes of this Agreement, “Disability” means Executive’s failure to perform Executive’s duties or Executive’s absence as a result of Executive’s physical or mental disability for a period of ninety (90) consecutive days or an aggregate of one hundred twenty (120) days in any twelve (12) month period, as determined by Company.

3.             Compensation.

(a)           Base Salary. While Executive is employed hereunder, Executive shall earn a base salary at the annual rate of two hundred eighty thousand dollars ($280,000) (the “Base Salary”). The Base Salary shall be payable in substantially equal periodic installments, at least on a monthly basis, in accordance with Company’s payroll practices as in effect from time to time.

(b)           Annual Bonus. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) for all years in which Executive is employed by Company hereunder. The target Annual Bonus shall be equal to one hundred percent (100%) of Executive’s Base Salary (i.e., two hundred eighty thousand dollars ($280,000)). The amount of Annual Bonus, if any, shall be determined by the Board in its sole discretion, and may be based on factors such as Executive’s work performance, Company’s financial performance, Company’s business forecasts, Company’s determination of Executive’s achievement of milestones for the applicable year, and economic conditions generally. The Annual Bonus shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year to which it pertains. Executive must be employed by Company at the time that the Annual Bonus is paid in order to be eligible for such Annual Bonus.

(c)           Equity. As soon as practicable following the consummation of the conversion of Company to a C Corporation, pursuant to the terms of Company’s Equity Incentive Plan then in effect (the “Plan”), and subject to the approval of the Board, Executive shall be eligible to receive options to purchase one hundred twenty thousand (120,000) shares of Company common stock (the “Stock Option”) at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of Company common stock on the date of grant. The Stock Option shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and the rules and regulations thereunder (collectively the “Code”). The Stock Option shall be subject to the terms and conditions of, the Plan and Company’s standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant (except as otherwise provided in such agreement or the Plan), and which shall contain provisions allowing Company (for so long as Company or any successor company is a private company) to repurchase any shares acquired by Executive upon termination of Executive’s employment with Company for any reason, and a Company right of first refusal in the event of any proposed share transfer by Executive. One-third (1/3) of the shares subject to the Stock Option shall vest on the first anniversary of the grant date, one-third (1/3) of the shares shall vest on the second anniversary of the grant date, and one-third (1/3) of the shares shall vest on the third anniversary of the grant date, provided that Executive remains employed by Company on the applicable vesting date (except as otherwise provided in such agreement or the Plan).

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(d)            Benefits; Vacation. Executive shall be entitled to participate in all benefit/welfare plans and any vacation policy provided to employees at the same level as Executive, as in effect from time to time. If a medical insurance plan is adopted by Company, Company will pay fifty percent (50%) of the cost of Executive’s participation premiums under such plan. Company will reimburse Executive for lease payments on a company car in an amount up to six hundred fifty dollars ($650) per month for so long as Company deems such company car to be necessary to Executive to carry out his duties under this Agreement. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e)            Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by Company for its senior executive officers.

4.             Termination Payments; Severance Benefit.

(a)            Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) any earned but unpaid Base Salary; and (ii) any unpaid expense reimbursements (the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law. Executive’s entitlement to other compensation or benefits under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement. In the event of Company’s termination of Executive’s employment for Cause or as a result of Executive’s death or Disability, or in the event of Executive’s termination of Executive’s employment for any reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments.

(b)           Severance in the Event of Termination Without Cause. Subject to the terms and conditions of Section 4(d), in the event that Executive’s employment hereunder is terminated by Company without Cause then, in addition to the Accrued Obligations, Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary for a six (6) month period (the “Severance Benefit”), with such payments to be made in accordance with Company’s normal payroll practices and schedules. The Severance Benefit is expressly subject to the conditions described above and in Section 4(d) below.

(c)           Accelerated Vesting in Event of Termination without Cause or Resignation for Good Reason Following Change of Control. Subject to the terms and conditions of Section 4(d), in the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then Executive automatically shall become vested in one hundred percent (100%) of outstanding time-based equity awards granted to Executive by Company.

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For purposes of this Section, a “Change of Control” shall mean the occurrence of any of the following events: (i)  Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by Company of all or substantially all of Company’s assets.

For purposes of this Section, “Good Reason” shall mean: (i) a material reduction in Executive’s then-current Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which the Executive provides services to the Company outside of a fifty (50) mile radius from the then-current location; or (iv) any action or inaction by Company that constitutes a material breach of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth above within thirty (30) days of such ground first occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within seventy five (75) days from the date that Good Reason first occurs.

(d)           Conditions. Company shall not be obligated to provide Executive any payment, benefit and/or vesting described in Section 4(b) or Section 4(c) unless and until Executive has executed without revocation a separation agreement in a form acceptable to Company, which must be signed by Executive, returned to Company and be enforceable and irrevocable no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, the provision of separation pay and benefits due from Company to Executive as applicable, a complete general release of claims against Company and its affiliated entities and each of their officers, directors and employees, and standard terms relating to non-disparagement, confidentiality, cooperation and the like. If Executive executes and does not revoke such agreement within the Review Period, then provision of payments, benefits and/or vesting shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year, and the first payment shall include in a lump sum all amounts that were otherwise payable to Executive from the date of Executive’s separation from service through such first payment.

5.             Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement. As a condition of Executive’s employment hereunder, and in light of the competitive and proprietary aspects of the business of Company, for good and valuable consideration, including but not limited to the Stock Option as described in Section 3(c) hereof, Executive agrees to sign and abide by Company’s Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, attached hereto as Exhibit A and incorporated by reference into this Agreement.

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6.             Code Sections 409A and 280G.

(a)           In the event that the payments or benefits set forth in Section 4 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)            Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)            Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b)           It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)           Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)           If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

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7.              General.

(a)            Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of Company, at its main offices, attention of the Chairperson of the Board.

(b)            Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(c)            Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(d)            Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the state of Florida without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Florida or the United States of America for the Southern District of Florida. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(e)            Entire Agreement; Modifications and Amendments. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(f)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Jason DiBona		AERO CLEAN TECHNOLOGIES, LLC

/s/ Jason DiBona		By:	/s/ Amin J. Khoury
Signature		Name:	Amin J. Khoury
		Title:	Chairman of the Board
Date:	November 1, 2020	Date:	November 12, 2020
Address:

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EXHIBIT A

Confidentiality, Non-Competition, Non-Solicitation, and Inventions Assignment Agreement

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND INVENTIONS ASSIGNMENT AGREEMENT

This Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement (the “Agreement”), is made as of November 1, 2020 (the “Effective Date”), by and between Aero Clean Technologies, LLC (“Company”), and Jason DiBona (“Executive”).

WHEREAS, Company wishes to confirm Executive’s understanding with respect to: Executive’s agreement to protect the goodwill and contacts of Company, Executive’s agreement to protect and preserve confidential and proprietary information of Company, Executive’s agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of Company, and Executive’s agreement with respect to involvement in a Competing business (as hereinafter defined);

NOW, THEREFORE, as a condition of Executive’s employment with Company, and in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Executive, intending to be legally bound, hereby agrees as follows:

1.             Consideration. Executive acknowledges and agrees that this Agreement is supported by fair and reasonable consideration independent of, and in addition to, Executive’s offer of employment with Company. Without limiting the foregoing, Executive acknowledges and agrees that Company’s provision of the Stock Option (as defined in Section 3(c) of Executive’s Employment Agreement dated November 1, 2020), and Executive’s receipt of same, constitutes sufficient, fair and reasonable consideration to support Executive’s covenants and agreements herein.

2.             Confidentiality.

(a)           Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means trade secrets and confidential and proprietary information of Company, or any information provided to Executive or Company under an obligation of confidentiality to a third party, or any confidential, trade secret, or proprietary information acquired by Company from others with whom Company or any affiliate has a business relationship, whether in written, oral, electronic or other form, including, but not limited to, technical data and specifications, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans, business plans, strategy forecasts, financial information, budgets, software, projections and procedures, the confidential evaluation of (and confidential use or non-use by Company or any affiliate of) technical or business information in the public domain, Inventions (as defined in Section 4), and any other scientific, technical or trade secrets of Company or of any third party provided to Executive or Company under a condition of confidentiality, provided that Confidential Information shall not include information that is in the public domain other than through any fault or act by Executive .1/

1/            The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under the laws of the State of Florida.

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(b)           Protection and Non-Disclosure of Confidential Information. Executive expressly acknowledges and agrees that all Confidential Information is and shall remain the sole property of Company or the third party to whom Company owes an obligation of confidentiality and that Executive shall hold it in strictest confidence. Executive shall at all times, both during Executive’s employment with Company and after Executive’s termination of employment for any reason or for no reason, maintain in confidence and shall not, without the prior written consent of Company, use (except in the course of performance of Executive’s duties for Company or by court order), disclose, or give to others any Confidential Information.

(c)           Notification to Company. In the event Executive is questioned by anyone not employed by Company or by an employee of or a consultant to Company who is not authorized to receive Confidential Information, in regard to any Confidential Information or concerning any fact or circumstance relating thereto, Executive shall promptly notify Company.

(d)           Return of Confidential Information. Upon the termination of Executive’s employment with Company for any reason or for no reason, or if Company otherwise requests, Executive shall: (i) return to Company all tangible Confidential Information and copies thereof (regardless of how such Confidential Information or copies are maintained); and (ii) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

(e)           No Impact on Other Obligations. The terms of this Section 2 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that Executive may have relating to the protection of Company’s Confidential Information. The terms of this Section 2 shall survive indefinitely any termination of Executive’s employment with Company for any reason or for no reason.

3.             Prohibited Competition and Solicitation.

(a)           Acknowledgements and Agreements Regarding Competition. Executive expressly acknowledges that: (i) there are competitive and proprietary aspects of the business of Company; (ii) during Executive’s employment with Company, Company shall furnish, disclose or make available to Executive Confidential Information (as defined in Section 2) and may provide Executive with unique and specialized training; (iii) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; (iv) if Executive becomes employed or affiliated with any competitor of Company in violation of Executive’s obligations in this Agreement, it is inevitable that Executive would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor; (v) in the course of Executive’s employment, Executive shall be introduced to vendors, partners, suppliers, customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any vendors, partners, suppliers or customers of Company.

(b)           Definitions.

(i)            “Competing.” For the purposes of this Agreement, a business shall be deemed to be “Competing” with Company if the business performs or is planning to perform any of the same or similar services, manufacturing, research, or development provided by Company during Executive’s employment by Company.

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(ii)           “Restricted Period.” For the purposes of this Agreement, the term “Restricted Period” is defined as the two (2) year period following the termination of Executive’s employment with Company for any reason or for no reason.

(iii)          “Restricted Territory.” For the purposes of this Agreement, the term “Restricted Territory” is defined as any regional area or territory in which Executive performed services on behalf of Company, or in which Company engaged in any business activity or was actively planning to engage in any business activity at any time during Executive’s employment with Company.

(c)           Non-Competition Restriction. During the period in which Executive is employed by Company and for the Restricted Period, Executive shall not engage in the following activities either through or on behalf of Executive, a third party or another person/entity, whether directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity: own, manage, operate or control, or be concerned with, connected to or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly Competing with the business of Company within the Restricted Territory.

(d)           Non-Solicitation Restriction.

(i)  Customers. During the period in which Executive is employed by Company and for the Restricted Period, Executive shall not engage in the following activities either through or on behalf of Executive, a third party or another person/entity, whether directly or indirectly: (A) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any so-called “corporate partner” or “collaborator” or any customers or patrons of Company, or any prospective so-called “corporate partner” or “collaborator” or any prospective customers or patrons with respect to which Company has developed or made a collaboration, joint venture or sales presentation (or similar offering of services); or (B) interfere with, or attempt to interfere with, the relations between Company and any customer, client, vendor, supplier, or so-called “corporate partner” or “collaborator” to Company.

(ii)  Employees, Contractors. During the period in which Executive is employed by Company and for the Restricted Period, Executive shall not engage in the following activities either through or on behalf of Executive, a third party or another person/entity, whether directly or indirectly: (A) solicit, entice or persuade, or attempt to solicit, entice or persuade, any other employees of or consultants to Company to leave the services of Company or any parent, subsidiary or affiliate of Company for any reason; or (B) employ, cause to be employed, or solicit the employment or services of any employee of or consultant to Company or any parent, subsidiary or affiliate of Company while any such person is providing services to Company or any parent, subsidiary or affiliate of Company or within six (6) months after any such person ceases providing services to Company or any parent, subsidiary or affiliate of Company.

(e)            Tolling. Executive acknowledges and agrees that the Restricted Period shall be tolled and shall not run, during any period in which Executive is in violation of the terms in this Section 3.

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(f)            Material Breach. Executive acknowledges and agrees that a breach of any provision of this Section 3 is a material breach of this Agreement.

4.             Ownership of Ideas, Copyrights and Patents.

(a)           Property of Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, data, protocols, writings, specifications, sound recordings, and pictorial and graphical representations (collectively, the “Inventions”) which may be used in the business of Company, whether patentable, copyrightable or not, which Executive may conceive, reduce to practice or develop during Executive’s employment with Company, whether alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of Company or otherwise, shall be and are the sole and exclusive property of Company, and Executive shall not publish any of the Inventions without the prior written consent of Company or its designee. Executive acknowledges and agrees that any Inventions conceived or made by Executive, alone or with others, within two (2) years following termination of Executive’s employment are likely to have been conceived in significant part while employed by Company; accordingly, Executive agrees that such Inventions shall be presumed to have been conceived during Executive’s employment with Company until Executive has established the contrary by clear and convincing evidence, and that such Inventions are subject to the terms and conditions of this Section 4. Executive also acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment or which relate to the business of Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101). Executive hereby assigns to Company or its designee all of Executive’s right, title and interest in and to all of the foregoing. Executive further represents that, to the best of Executive’s knowledge and belief, none of the Inventions shall violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Executive shall use Executive’s best efforts to prevent any such violation.

(b)           Cooperation; Power of Attorney. At any time during or after Executive’s employment with Company, Executive shall fully cooperate with Company and its attorneys and agents in securing and protecting Company’s rights to Inventions, including but not limited to the preparation and filing of all papers and other documents as may be required to perfect Company’s rights in and to any of such Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to Executive personally shall be assigned by Executive to Company or its designee without charge by Executive. If Company is unable, after reasonable effort, to secure Executive’s signature on any such papers and/or other documents, Executive hereby irrevocably designates and appoints each officer of Company as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as Company may deem necessary or desirable in order to protect its rights and interests in any Invention.

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(c)           Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which Executive has not conceived, reduced to practice or developed during Executive’s employment with Company, but which Executive provides to Company or incorporates in any Company product or system, Executive hereby grants to Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, sell, license, dispose of, and to authorize others so to do, all such Inventions. Executive shall not include in any Inventions Executive delivers to Company or uses on its behalf, without the prior written consent of Company, any material which is or shall be patented, copyrighted or trademarked by Executive or others unless Executive provides Company with the written permission of the holder of any patent, copyright or trademark owner for Company to use such material in a manner consistent with then-current Company policy.

(d)           Disclosure of Prior Inventions. Listed on Exhibit A to this Agreement are any and all Inventions in which Executive claims or intends to claim any right, title and interest (collectively, “Prior Inventions”), including but not limited to patent, copyright and trademark interests, which to the best of Executive’s knowledge will be or may be delivered to Company in the course of Executive’s employment, or incorporated into any Company product or system.  Executive acknowledges that his obligation to disclose such information is ongoing during the period that Executive provides services to Company, and that after Executive executes this Agreement, if Executive determines that any additional Inventions in which Executive claims or intends to claim any right, title or interest (including but not limited to patent, copyright and trademark interest) has been or is likely to be delivered to Company or incorporated in any Company product or system, Executive shall make immediate written disclosure of the same to Company.

(e)           Notice Pursuant to Defend Trade Secrets Act.  Notwithstanding any provision of this Agreement prohibiting the disclosure of Inventions or other Confidential Information, Executive understands that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit or other court proceeding against Company for retaliating against Executive for reporting a suspected violation of law, Executive may disclose the Company trade secret to the attorney representing Executive and use the Company trade secret in the court proceeding, if Executive files any document containing the Company trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.             Disclosure to Future Employers. Executive shall provide, and Company, in its discretion, may similarly provide, a copy of this Agreement or specific covenants herein to any business or enterprise which Executive may directly or indirectly own, manage, operate, finance, join, control or in which Executive may participate in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

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6.             Executive’s Representations and Warranties. Executive hereby represents and warrants that: (a) Executive has no commitments, agreements or legal obligations that are inconsistent with this Agreement or that restrict Executive’s ability to be employed by Company; and (b) Company has advised Executive that at no time should Executive divulge to or use for the benefit of Company any trade secret or confidential or proprietary information of any previous employer or other third party, and that Executive has not divulged or used and shall not divulge or use any such information for the benefit of Company. Executive expressly acknowledges and agrees that Executive shall indemnify and hold Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with the representations and warranties above.

7.             Provisions Necessary and Reasonable; Injunctive Relief.

(a)           Reasonableness of Restrictions. Executive acknowledges and agrees that the provisions of Sections 2, 3 and 4 of this Agreement are necessary and reasonable to protect Company’s Confidential Information, property rights, trade secrets, goodwill and business interests. Executive further acknowledges and agrees that the types of employment which are prohibited by Section 2 are narrow and reasonable in relation to the skills which represent Executive’s principal salable asset both to Company and to Executive’s other prospective employers, and that the specific but broad temporal and geographical scope of Section 2 is reasonable and fair in light of Company’s need to market its services and develop and sell its products in a large geographic area in order to maintain a sufficient customer base.

(b)           Injunctive Relief. Executive hereby expressly acknowledges that any breach or threatened breach of any of the terms of Sections 2, 3 or 4 of this Agreement shall result in substantial, continuing and irreparable injury to Company. Therefore, in addition to any other remedy available to Company, Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 2, 3 or 4 of this Agreement, without posting any bond or security, and without affecting Company’s right to seek and obtain damages or other equitable relief.

8.             General.

(a)           Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth in Executive’s Employment Agreement or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid; or (iv) by electronic mail. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth in Executive’s Employment Agreement, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (C) if sent by registered mail, on the fifth business day following the day such mailing is made or (D) if by electronic mail, then immediately upon delivery thereof to the receiving party’s email address.

(b)           Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

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(c)           Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)           Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company and any such attempted assignment by Executive without the prior written consent of Company shall be void. Executive acknowledges and agrees that if Executive should transfer between or among any affiliates of Company, wherever situated, or be reassigned to functions other than Executive’s present functions, all terms of this Agreement shall continue to apply with full force.

(e)           Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except between Company and Executive, and no person or entity other than Company shall be regarded as a third-party beneficiary of this Agreement.

(f)            Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Florida, without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action or proceeding with respect to this Agreement shall be commenced and maintained solely in any state or federal court located in the State of Florida. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid court. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(g)           Severability and Blue Pencil. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(h)           Survival of Acknowledgements and Agreements. Executive’s acknowledgements and agreements set forth in Sections 2, 3 and 4 shall survive the termination of Executive’s employment with Company, pursuant to the terms and conditions herein, to the extent permitted by applicable law.

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(i)            Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j)            No Waiver of Rights, Powers and Remedies. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.

(k)            Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of the other party’s costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

(l)             Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)           Acknowledgment; Opportunity to Review. Executive hereby acknowledges that Executive has had adequate time to review the terms and conditions set forth in this Agreement, and that Executive has had the opportunity to consult with counsel of Executive’s own choosing regarding such terms. Executive further acknowledges that Executive fully understands the terms of this Agreement and has voluntarily executed this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Ryan Tyler		AERO CLEAN TECHNOLOGIES, LLC

/s/ Ryan Tyler		By:	/s/ Amin J. Khoury
Signature		Name:	Amin J. Khoury
		Title:	Chairman of the Board
Date:	November 5, 2020	Date:	November 7, 2020

Address:

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EXHIBIT A

PRIOR INVENTIONS

None.